CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the inclusion in this Annual Report [Form 20-F] of our report dated July 28, 2006 with respect to the financial statements of Grandview Gold Inc. for the years ended May 31, 2006, 2005, and 2004.

/s/ McCarney Greenwood LLP
McCarney Greenwood LLP
Chartered Accountants

Toronto, Canada
December 22, 2006

McCarney Greenwood LLP Chartered Accountants 10 Bay Street, Suite 900 Toronto, ON M5J 2R8 T 416 362 0515 F 416 362 0539